Exhibit 99.1

October 4, 2013

Navigators Closes Offering of $265 million of Senior Notes

NEW YORK, NY, Oct. 4, 2013 (GLOBE NEWSWIRE) — The Navigators Group, Inc. (NASDAQ:NAVG), an international commercial property & casualty specialty insurance holding company, has closed its public offering of $265 million aggregate principal amount of senior unsecured notes due 2023 (the “Notes”). The offering was made pursuant to an effective shelf registration statement filed with the Securities and Exchange Commission (the “SEC”).

The Company intends to use the net proceeds of the offering to (i) to redeem $115 million aggregate principal amount of its 7.0% Senior Notes due May 1, 2016 currently outstanding and (ii) for general corporate purposes.

Goldman, Sachs & Co. and Keefe, Bruyette & Woods, Inc. acted as joint book-running managers for the offering. The offering was made solely by means of a prospectus supplement and accompanying prospectus, which have previously been filed with the SEC. A copy of the prospectus supplement and related base prospectus may be obtained on the SEC’s website at www.sec.gov. Alternatively, the underwriters will provide copies upon request to: Goldman, Sachs & Co., Attention: Prospectus Department, 200 West Street, New York, New York 10282, or by telephone at 1-866-471-2526,

This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes, and shall not constitute an offer, solicitation or sale in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

About Navigators

The Navigators Group, Inc. is an international specialty insurance holding company with insurance company operations, underwriting management companies, and operations at Lloyd’s. With its corporate headquarters in Connecticut and insurance operations based in New York and London, Navigators has offices in major insurance centers in the United States, the United Kingdom and Continental Europe.

Caution Regarding Forward Looking Statements

This press release may contain “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Whenever used in this release, the words “estimate,” “expect,” “believe,” “may,” “will,” “intend,” “continue” or similar expressions are intended to identify such forward-looking statements. We cannot assure that results that we anticipate will be achieved, since results may differ materially because of known and unknown risks and uncertainties that we face. Please refer to Navigators’ most recent Forms 10-K and 10-Q and its other filings with the Securities and Exchange Commission for a description of Navigators’ business and the important factors that may affect that business. Navigators undertakes no obligation to publicly update or revise any forward-looking statement.

CONTACT: Taha Ebrahimi

(212) 613-4288

tebrahimi@navg.com

www.navg.com

Source: The Navigators Group, Inc.

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